Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OSHKOSH B’GOSH, INC.

A DELAWARE CORPORATION

The undersigned officer of Oshkosh B’Gosh, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, which was incorporated upon filing of its Certificate of Incorporation with the Delaware Secretary of State on March 1, 1929 under the name OSHKOSH OVERALL COMPANY, hereby certifies as follows:

1. Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, Oshkosh B’Gosh, Inc. has adopted this Amended and Restated Certificate of Incroporation restating, integrating and further amending its Restated Certificate of Incorporation, which Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation in accordance with the provisions of said Section 242 and 245.

FIRST: The name of the Corporation is OSHKOSH B’GOSH, INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, and County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is Three Thousand (3,000) Shares of Common Stock with a par value of one cent ($.01) per share. The number of authorized shares of the capital stock of the Corporation may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH: The holders of any stock of the Corporation shall have no preemptive rights.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ELEVENTH: Said restatement was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed this 14th day of July, 2005.

/s/ Michael D. Casey
Michael D. Casey
Vice-President

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a restoration, renewal and revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is OshKosh B’Gosh, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 615 South DuPont Highway (street) in the city of Dover, County of Kent. Zip Code 19901. The name of the Registered Agent as such address upon whom process against this Corporation may be served is National Corporate Research, Ltd.

3. The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was 03/01/1929.

4. The renewal and revival of the charter of this corporation is to be perpetual.

5. The corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2009 at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By:	/s/ Michael Heider 1/21/10
Authorized Officer

Name:	Michael Heider
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